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                    Contact:     Larry Pinkston
                                 Vice President, Treasurer,
                                 and Chief Financial Officer
                                 (918) 493-7700

For Immediate Release
December 10, 1999

                    UNIT CORPORATION ANNOUNCES AGREEMENT TO
                         PURCHASE QUESTA OIL & GAS CO.

    Tulsa, Oklahoma Unit Corporation (NYSE -- UNT) announced today that it has signed a merger agreement with Questa Oil & Gas Co. (Nasdaq Small Cap-QUES). Under the terms of the agreement, each outstanding share of Questa common stock will be exchanged for .95 shares of Unit common stock. Questa currently has approximately 1,900,000 shares outstanding.

    Questa Oil & Gas Co., a Tulsa-based company, explores and develops oil and gas properties primarily in the Permian Basin of Texas and, to a lesser extent, the Anadarko Basin in Oklahoma. At December 31, 1998, Questa had proved developed oil and natural gas reserves of approximately 17.4 billion cubic feet of gas equivalents, consisting of 87% natural gas. Consummation of the merger is subject to approval of the merger agreement by the Questa shareholders and other conditions typical of transactions such as this.

    The transaction is expected to be accounted for as a pooling of interests and to qualify as a tax-free reorganization. It is anticipated that the transaction will be immediately accretive to earnings and cash flow per share.

    Unit also announced a record number of contract drilling rigs operating. Unit has 36 rigs operating with an additional four rigs under contract. Unit has contracted all seven of its rigs in the Rocky Mountain district, four rigs in the South Texas district and 29 rigs in the Anadarko and Arkoma district of Oklahoma and the Texas Panhandle.

    John G. Nikkel, President of Unit Corporation said, "The merger provides several benefits to us. First and foremost, it fits Unit's mission of creating value for our shareholders on a per share basis. It also enhances our exploration and production presence in the Permian Basin, a prolific oil and natural gas area." He also said the strength in the contract drilling rig utilization is encouraging as we head into 2000.

    Unit Corporation is a Tulsa-based, publicly-held energy company engaged through its subsidiaries in oil and gas exploration, production, and contract drilling. Unit's Common Stock is listed on the New York Stock Exchange under the symbol UNT . For more information about Unit Corporation, visit its website at http://www.unitcorp.com.

    This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including price volatility, development, operational, implementation and opportunity risks, risks inherent in mergers among energy industry members, drilling rig utilization rates and other factors described from time to time in the company's publicly available SEC reports, which could cause actual results to differ materially from those expected.